UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2021

LPL Financial Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34963	20-3717839
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4707 Executive Drive, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 877-7210

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value $0.001 per share	LPLA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Issuance of 4.000% Senior Notes due 2029

On March 15, 2021 (the “Effective Date”), LPL Holdings, Inc. (“LPL Holdings”), a wholly owned subsidiary of LPL Financial Holdings Inc. (the “Company”), completed the issuance and sale of $900 million aggregate principal amount of 4.000% Senior Notes due 2029 (the “senior notes”). The senior notes were issued pursuant to an Indenture, dated March 15, 2021, among LPL Holdings, U.S. Bank National Association, as trustee, and certain subsidiaries of LPL Holdings, as guarantors (the “Indenture”).

LPL Holdings used the net proceeds from the senior notes offering, together with existing cash available for corporate use, to redeem its existing $900 million of senior unsecured notes due 2025 (the “2025 Notes”) and to pay fees and expenses related to the senior notes offering and credit agreement amendment (as defined below). On March 4, 2021, LPL Holdings issued a conditional notice of redemption with respect to the 2025 Notes, for a total redemption price equal to the sum of the principal amount of the 2025 Notes, accrued and unpaid interest on the 2025 Notes to the redemption date and the applicable redemption premium. LPL Holdings’ obligations with respect to the 2025 Notes were discharged on the same day as the completion of the issuance of the senior notes.

The senior notes are unsecured obligations of LPL Holdings, will mature on March 15, 2029 and will bear interest at the rate of 4.000% per year, with interest payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2021. LPL Holdings may redeem all or part of the senior notes at any time prior to March 15, 2024 (subject to a customary “equity claw” redemption right) at 100.000% of the principal amount redeemed plus any accrued and unpaid interest thereon and a “make-whole” premium. Thereafter LPL Holdings may redeem all or part of the senior notes at annually declining redemption premiums until March 15, 2026, at and after which date the redemption price will be equal to 100.000% of the principal amount redeemed plus any accrued and unpaid interest thereon.

The foregoing description of the senior notes and the Indenture is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Senior Secured Credit Facilities

On the Effective Date, LPL Holdings entered into a fifth amendment (the “Amendment”) to its amended and restated credit agreement, dated as of March 10, 2017, among LPL Holdings, the Company, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, letter of credit issuer and swingline lender, and the lenders and the other parties party thereto from time to time (as amended, the “Credit Agreement”).

Pursuant to the Amendment, the Credit Agreement was amended to, among other changes, (i) increase the size of the revolving credit facility from $750 million to $1,000 million and (ii) extend the maturity of the revolving credit facility to the fifth anniversary of the Effective Date (as defined in the Credit Agreement).

The foregoing description of the Amendment is qualified in its entirety by reference to the copy thereof filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On March 15, 2021, the Company issued a press release announcing the completion of LPL Holdings’ senior secured debt repricing, including the entering into of the Amendment, the redemption of the 2025 Notes and the offering of the senior notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

           (d)     Exhibits

4.1	Indenture, dated March 15, 2021, among LPL Holdings, U.S. Bank National Association, as trustee, and certain subsidiaries of LPL Holdings, as guarantors

10.1	Fifth Amendment, dated as of March 15, 2021, among LPL Holdings, the Company, the Subsidiary Guarantors (as defined therein), the Incremental Revolving Lenders (as defined therein), JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, letter of credit issuer and swingline lender, and the lenders and parties party thereto from time to time

99.1	Press release dated March 15, 2021 (“LPL Financial Announces Completion of Leverage-Neutral Transaction Amending Senior Secured Credit Facilities and Offering Senior Unsecured Notes”)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Gregory M. Woods
Name:	Gregory M. Woods
Title:	Secretary

Dated: March 15, 2021